SUPPLEMENT
(To Prospectus Supplement dated October 24, 2007 to Prospectus dated June 28, 2007)

$24,759,000
(Approximate)

Bear Stearns Structured Products Inc. Trust 2007-R3
Issuing Entity

EMC Mortgage Corporation
Sponsor

Structured Asset Mortgage Investments II Inc.
Depositor

Grantor Trust Certificates, Series 2007-R3

The following shall be added after the second paragraph under the caption “Trust Fund” on the front cover of the prospectus supplement:

The reserve fund will include the right to receive on the second distribution date the additional amount, as described in this prospectus supplement, which the sponsor agreed to cause to be paid to the grantor trust trustee pursuant to a yield maintenance agreement to be entered into between the grantor trust trustee and Bear Stearns Capital Markets Inc. for the benefit of the certificateholders.

The following shall be added at the end of the first paragraph under the caption “SUMMARY OF TERMS — Pass-Through Rate” on page S-6 of the prospectus supplement:

; provided that, the amount of accrued interest on the grantor trust certificates will be reduced by the amount of any net deferred interest allocated to the underlying securities on the related underlying distribution date (as described in the underlying offering document) and not otherwise offset by the other funds paid to the underlying securities.

The second and third paragraphs under the caption “SUMMARY OF TERMS — Pass-Through Rate” on page S-6 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The first available funds cap is (a) the sum of (i) the amount of available funds paid to the underlying securities on the first underlying distribution date and (ii) the reserve account deposit portion A, divided by (b) the current principal amount of the grantor trust certificates immediately prior to the first underlying distribution date.

The second available funds cap is (a) the sum of (i) the amount of available funds paid to the underlying securities on the second underlying distribution date, (ii) the reserve account deposit portion B and (iii) any amounts received by the grantor trust trustee pursuant to the yield maintenance agreement, divided by (b) the current principal amount of the grantor trust certificates immediately prior to the second underlying distribution date.

The period at the end of the first paragraph under the caption “SUMMARY OF TERMS — Payments on Grantor Trust Certificates — Interest Payments” on page S-8 of the prospectus supplement shall be replaced with a comma and the following shall be added:

reduced by

•
the amount of any net deferred interest allocated to the underlying securities on the related underlying distribution date (as described in the underlying offering document) to the extent not otherwise offset by other funds paid to the underlying securities.

The paragraph under the caption “SUMMARY OF TERMS — Reserve Account” on page S-9 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

Reserve Account
On the closing date, the sponsor will deposit in an account, referred to in this prospectus supplement as the reserve account, an amount equal to approximately $500,000 which will be applied by the grantor trust trustee to cover interest shortfalls, if any, with respect to the first two distribution dates resulting from the amount of funds collected from the underlying securities being less than the amount of interest accruing on the grantor trust certificates at the applicable pass-through rate determined without regard to any net deferred interest allocated to the underlying securities (as described in the underlying offering document). On the closing date, the reserve account will also include the right to receive the additional amount that the sponsor has agreed to cause to be paid to the grantor trust trustee, described in this prospectus supplement, which additional amount will be paid pursuant to a yield maintenance agreement evidencing the sponsor’s obligation to be entered into between the grantor trust trustee and Bear Stearns Capital Markets Inc.

On the closing date, a portion of the amount initially deposited in the reserve account may be invested in a permitted investment designated by the depositor, which will mature on or before the first distribution date (such amount, together with the proceeds of such investment, if any, the “reserve account deposit portion A”), and a portion of the amount initially deposited in the reserve account may be invested in a permitted investment designated by the depositor, which will mature on or before the second distribution date (such amount, together with the proceeds of such investment and any remaining reserve account deposit portion A after the first distribution date, the “reserve account deposit portion B”). The reserve account deposit portion A will be used to cover the interest shortfalls described above for the first distribution date, and the reserve account deposit portion B and, to the extent insufficient, amounts received pursuant to the yield maintenance agreement, will be used to cover the interest shortfalls described above on the second distribution date. On the second distribution date, any remaining reserve account deposit portion B after the payment of interest owed on such distribution date will be distributed to the holders of the grantor trust certificates.

The following shall be added after the caption “SUMMARY OF TERMS — Reserve Account” on page S-9 of the prospectus supplement:

Yield Maintenance Agreement
On the closing date, the sponsor will agree to cause an amount equal to the excess, if any, of (i) the interest accrued during the interest accrual period related to the second distribution date at a rate equal to 15.50% per annum on the current principal amount of the grantor trust certificates immediately prior to such distribution date, over (ii) the sum of (a) the amount of available funds with respect to the second distribution date and (b) the reserve account deposit portion B (such excess, the “additional amount”) to be paid to the grantor trust trustee on the second distribution date, which obligation will be part of the reserve account and which payment will be made pursuant to a yield maintenance agreement evidencing such obligation to be entered into between the grantor trust trustee and Bear Stearns Capital Markets Inc., referred to in this prospectus supplement as the yield maintenance agreement counterparty, for the benefit of the holders of the grantor trust certificates.

In general, pursuant to the yield maintenance agreement, on the second distribution date, the yield maintenance agreement counterparty will be obligated to remit to the grantor trust trustee an amount equal to the additional amount. The additional amount received from the yield maintenance agreement counterparty pursuant to yield maintenance agreement will be paid to the holders of the grantor trust certificates on the second distribution date, as described in this prospectus supplement.  There can be no assurance as to the extent of benefits, if any, that may be realized by the holders of the grantor trust certificates as a result of the yield maintenance agreement.

We refer you to“Yield Maintenance Agreement” in this prospectus supplement.

The diagram under the caption “TRANSACTION STRUCTURE” on page S-12 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The first sentence under the caption “RISK FACTORS — Interest Payments on the Grantor Trust Certificates Will Be Affected By the Pass-Through Rates of the Underlying Securities” on page S-13 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

As described in this prospectus supplement, beginning with the third distribution date, the grantor trust certificates will bear interest at the rate equal to the weighted average of the pass-through rates of the underlying securities; provided that, interest accrued on the grantor trust certificates will be reduced by any net deferred interest allocated to the underlying securities on the related underlying distribution date as described in the underlying offering document and in this prospectus supplement.

The following shall be added after the caption “RISK FACTORS — The Grantor Trust Certificates Will Only Be Entitled to a Percentage of Distributions on one of the Originally Issued Underlying Securities” on page S-13 of the prospectus supplement:

Payments on the Grantor Trust Certificates for the Second Distribution Day may be Subject to the Credit Risk of the Yield Maintenance Agreement Counterparty
To the extent that payments on the grantor trust certificates depend in part on payments to be received under the yield maintenance agreement, the ability of the grantor trust trustee to make payments on the grantor trust certificates will be subject to the credit risk of the yield maintenance agreement counterparty.

We refer you to “Yield Maintenance Agreement” in this prospectus supplement for a discussion of the yield maintenance agreement counterparty’s obligation to make payments under the yield maintenance agreement.

The words “or interest” shall be added after “principal” in the second paragraph and in the first bullet under the caption “RISK FACTORS — The Rate of Prepayment on the Mortgage Loans Underlying the Underlying Securities Is Uncertain and May Adversely Affect the Average Life of And Yield on Your Grantor Trust Certificates” on page S-13 of the prospectus supplement.

The following shall be added before the caption “RISK FACTORS — Allocation of Losses to the Underlying Securities Will Reduce Distributions to the Grantor Trust Certificates” on page S-14 of the prospectus supplement:

Negative Amortization on the Underlying Mortgage Loans May Affect the Amount of Interest Accruing on and the Weighted Average Life of, the Grantor Trust Certificates
All of the underlying mortgage loans are subject to negative amortization. The amount of deferred interest, if any, accrued with respect to the underlying mortgage loans for a given month will reduce the amount of interest collected on those mortgage loans and will reduce the amount that would otherwise have been available to be distributed in respect of interest to the related underlying securities on the related underlying distribution date. The resulting reduction in interest collections on the underlying mortgage loans will be offset, in part or in whole, by applying all payments of principal received on such underlying mortgage loans during the related due period or prepayment period to interest distributable on the underlying securities. For any underlying distribution date, the net deferred interest on such underlying mortgage loans will be allocated to the related underlying securities in proportion to the amount of interest that accrued on each such class of underlying securities at its pass-through rate for the interest accrual period related to that underlying distribution date. The amount of the reduction of accrued interest distributable to a class of underlying securities attributable to net deferred interest on the underlying mortgage loans will be added to the certificate principal balance of that class of underlying securities. Any net deferred interest allocated to reduce the amount of accrued interest on the underlying securities will reduce the amount of interest accruing on the grantor trust certificates as described in this prospectus supplement (except to the extent covered by amounts in the reserve account, including amounts received pursuant to the yield maintenance agreement). In addition, to the extent the certificate principal balance of the underlying securities is increased as a result of net deferred interest, the current principal amount of the grantor trust certificates will be increased by such amount and the weighted average life of the grantor trust certificates will be extended.

The following shall be added after the first paragraph under the caption “RISK FACTORS — The Absence of a Secondary Market May Interfere with Your Ability to Resell Your Grantor Trust Certificates” on page S-14 of the prospectus supplement:

In addition, you should consider the impact that the factors discussed under "—Recent Developments in the Residential Mortgage Market May Adversely Affect the Market Value of the Grantor Trust Certificates" may have on the liquidity of the grantor trust certificates.

The following shall be added after the second paragraph under the caption “RISK FACTORS — Recent Developments in the Residential Mortgage Market May Adversely Affect the Market Value of the Grantor Trust Certificates” on page S-16 of the prospectus supplement:

In addition, the rating agencies have recently placed on credit watch with negative implications or downgraded the ratings previously assigned to a large number of RMBS Securities. Both Moody's and S&P have announced that they are continuing a review of the ratings of RMBS Securities rated from the beginning of the fourth quarter of 2005 through the end of the fourth quarter of 2006 and transactions with exposure to such assets. The underlying securities are comprised of RMBS Securities of the type being reviewed by the rating agencies. Any negative ratings action with respect to all or any of the underlying securities will affect the value of the underlying securities and could result in negative ratings actions with respect to the grantor trust certificates. INVESTORS SHOULD ASSESS FOR THEMSELVES THE LIKELIHOOD OF FURTHER NEGATIVE RATINGS ACTIONS AND THE CONSEQUENCES THEREOF.

The following shall be added before the caption “RISK FACTORS — Credit Scores Are Not an Indicator of Future Performance of Borrowers” on page S-18 of the prospectus supplement:

The Return on the Grantor Trust Certificates May Be Particularly Sensitive to Changes in Real Estate Markets in Specific Regions
As described in the underlying offering document, one risk of investing in mortgage-backed securities is created by any concentration of the related properties in one or more geographic regions. If the regional economy or housing market weakens in California, or in any other region having a significant concentration of properties underlying the underlying mortgage loans, the underlying mortgage loans in that region may experience high rates of loss and delinquency, resulting in losses on the underlying securities. A region’s economic condition and housing market may also be adversely affected by a variety of events, including natural disasters such as earthquakes, hurricanes, tornadoes, floods and eruptions, civil disturbances such as riots, disruptions such as ongoing power outages, or terrorist actions or acts of war. The economic impact of any of those events may also be felt in areas beyond the region immediately affected by the disaster or disturbance. The properties underlying the underlying mortgage loans may be concentrated in these regions. This concentration may result in greater losses than those generally present for similar mortgage-backed securities without that concentration.

In addition, a number of wildfires, which recently struck various parts of southern California, may have adversely affected many mortgaged properties located in those areas.  Neither the sponsor nor the depositor will have any obligation to repurchase any underlying mortgage loan secured by a mortgaged property that becomes subject to any material damage by waste, fire, earthquake, windstorm, flood or other casualty after the closing date of the underlying transaction.  We do not know how many mortgaged properties included in the underlying mortgage pool have been or may be affected by these wildfires.  Any losses on the affected underlying mortgage loans may result in losses on the underlying certificates and, thus, on the grantor trust certificates.

The table under the caption “SPONSOR” on page S-21 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

	December 31, 2004		December 31, 2005		December 31, 2006		June 30, 2007
Loan Type	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans
Alt-A ARM	44,821	$11,002,497,283.49	73,638	$19,087,119,981.75	61,738	$18,656,292,603.55	7,138	$2,494,803,672.06
Alt-A Fixed	15,344	4,005,790,504.28	17,294	3,781,150,218.13	11,514	2,752,302,975.51	8,236	2,075,303,106.07
HELOC	-	-	9,309	509,391,438.93	18,730	1,280,801,433.05	15,042	1,017,791,517.28
Prime ARM	30,311	11,852,710,960.78	27,384	13,280,407,388.92	7,050	3,481,137,519.89	7,682	3,862,873,812.85
Prime Fixed	1,035	509,991,605.86	3,526	1,307,685,538.44	6,268	1,313,449,131.86	1,972	1,010,954,509.35
Prime Short Duration ARM (incl. Neg-Am ARM)	23,326	7,033,626,375.35	38,819	14,096,175,420.37	61,973	23,396,979,620.82	22,178	8,446,018,065.76
Reperforming	2,802	311,862,677.46	2,877	271,051,465.95	1,084	115,127,847.83	-	-
Seconds	14,842	659,832,093.32	114,899	5,609,656,263.12	116,576	6,697,082,133.33	24,405	1,600,581,704.33
SubPrime	98,426	13,051,338,552.19	101,156	16,546,152,274.44	60,796	11,394,775,124.07	29,857	6,488,993,035.10
Totals	230,907	$48,427,650,052.73	388,902	$74,488,789,990.05	345,729	$69,087,948,389.91	116,510	$26,997,319,422.80

The following shall be added immediately before the caption “DESCRIPTION OF THE UNDERLYING SECURITIES” on page S-21 of the prospectus supplement:

THE YIELD MAINTENANCE AGREEMENT

The Yield Maintenance Agreement

On the Closing Date, the Sponsor will agree to cause an amount equal to the excess, if any, of (i) the interest accrued during the Interest Accrual Period related to the second Distribution Date at a rate equal to 15.50% per annum on the Current Principal Amount of the grantor trust certificates immediately prior to such Distribution Date, over (ii) the sum of (a) the amount of Available Funds with respect to the second Distribution Date and (b) the reserve account deposit portion B (such excess, the “Additional Amount”) to be paid to the grantor trust trustee on the second Distribution Date, which obligation will be part of the reserve account and which payment will be made pursuant to a yield maintenance agreement evidencing the Sponsor’s obligation (the “Yield Maintenance Agreement”) to be entered into between the grantor trust trustee and Bear Stearns Capital Markets Inc. (the “Yield Maintenance Agreement Counterparty”), for the benefit of the holders of the grantor trust certificates. The Yield Maintenance Agreement is intended to provide the Additional Amount to the holders of the grantor trust certificates in the event that the reserve account deposit portion B is insufficient to cover the interest distributable to the grantor trust certificates for the second Distribution Date.

Under the Yield Maintenance Agreement, only with respect to the second Distribution Date, the Yield Maintenance Agreement Counterparty will be obligated to make a payment for that Distribution Date in an amount equal to the Additional Amount.  On the second Distribution Date, any Additional Amount received from the Yield Maintenance Agreement Counterparty will be distributed to the holders of the grantor trust certificates.

The Yield Maintenance Agreement will terminate immediately following the second Distribution Date, unless terminated earlier upon the occurrence of a Yield Maintenance Event of Default, a Yield Maintenance Termination Event or a Yield Maintenance Additional Termination Event, each as defined below.

The obligations of the Yield Maintenance Agreement Counterparty to pay specified amounts due under the Yield Maintenance Agreement will be subject to the following conditions precedent: (1) no Yield Maintenance Event of Default or event that with the giving of notice or lapse of time or both would become a Yield Maintenance Event of Default will have occurred and be continuing and (2) no “early termination.

Events of default under the Yield Maintenance Agreement (each a “Yield Maintenance Event of Default”) include the following:

•	failure to make a payment as required under the terms of the Yield Maintenance Agreement,

•
failure by the Yield Maintenance Agreement Counterparty to comply with or perform certain agreements or obligations in connection with any credit support document as required under the terms of the Yield Maintenance Agreement,

•	certain insolvency or bankruptcy events, and

•	certain mergers, consolidations or asset transfers with respect to the Yield Maintenance Agreement Counterparty without an assumption of related obligations under the Yield Maintenance Agreement,

each as further described in the Yield Maintenance Agreement.

Termination Events under the Yield Maintenance Agreement (each a “Yield Maintenance Termination Event”) include the following:

•	illegality (which generally relates to changes in law causing it to become unlawful for either party to perform its obligations under the Yield Maintenance Agreement),

•
tax event (which generally relates to the application of certain withholding taxes to amounts payable under the Yield Maintenance Agreement, as a result of a change in tax law or certain similar events), and

•	tax event upon merger (which generally relates to the application of certain withholding taxes to amounts payable under the Yield Maintenance Agreement as a result of a merger or similar transaction), each as further described in the Yield Maintenance Agreement.

Additional termination events under the Yield Maintenance Agreement (each a “Yield Maintenance Additional Termination Event”), include the failure of the Yield Maintenance Agreement Counterparty to maintain certain credit ratings or otherwise comply with the downgrade provisions of the Yield Maintenance Agreement (including certain collateral posting requirements), in each case in certain circumstances as specified in the Yield Maintenance Agreement, as further described in the Yield Maintenance Agreement.

If the Yield Maintenance Agreement Counterparty’s credit ratings are withdrawn or reduced below certain ratings thresholds specified in the Yield Maintenance Agreement, the Yield Maintenance Agreement Counterparty may be required, at its own expense and in accordance with the requirements of the Yield Maintenance Agreement, to do one or more of the following: (1) obtain a substitute yield maintenance agreement counterparty, or (2) establish any other arrangement as may be specified for such purpose in the Yield Maintenance Agreement.

After the closing date, to the extent provided for in the Yield Maintenance Agreement, the Yield Maintenance Agreement Counterparty may transfer its rights and obligations under the Yield Maintenance Agreement without the consent of the other party, if certain conditions specified in the Yield Maintenance Agreement are satisfied.

Upon the occurrence of a Yield Maintenance Event of Default, the non-defaulting party will have the right to designate an early termination date (an “Early Termination Date”). Upon the occurrence of a Yield Maintenance Termination Event or a Yield Maintenance Additional Termination Event, an Early Termination Date may be designated by one of the parties as specified in the Yield Maintenance Agreement, and will occur only upon notice (including, in some circumstances, notice to the rating agencies) and, in some circumstances, upon satisfaction of certain additional requirements, all as set forth in the Yield Maintenance Agreement. The occurrence of an Early Termination Date under the Yield Maintenance Agreement will constitute a “Yield Maintenance Early Termination.”

Upon a Yield Maintenance Early Termination, the Yield Maintenance Agreement Counterparty may be liable to make a termination payment (the “Yield Maintenance Termination Payment”) to the other, regardless, if applicable, of which of the parties has caused the termination. The Yield Maintenance Termination Payment will be computed in accordance with the procedures set forth in the Yield Maintenance Agreement. Any Yield Maintenance Termination Payment received by the grantor trust trustee will be distributed to the holders of the grantor trust certificates as interest.

The Yield Maintenance Agreement Counterparty

Bear Stearns Capital Markets Inc. is incorporated in the State of Delaware. The Yield Maintenance Agreement Counterparty is engaged in fixed income derivatives transactions and hedges associated therewith. The Yield Maintenance Agreement Counterparty is a subsidiary of The Bear Stearns Companies Inc., or BSC. The Yield Maintenance Agreement Counterparty’s obligations under the Yield Maintenance Agreement will be guaranteed by BSC. As of the date of this prospectus supplement, BSC maintains a ratings classification of “A+” from Standard & Poor’s and “A1” from Moody’s. The Yield Maintenance Agreement Counterparty and BSC are affiliates of the issuing entity, the sponsor, the underwriter and the depositor.

The most recent Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K of BSC are on file with and available from the Securities and Exchange Commission. Copies of these documents will be provided upon request and without charge to each person, including any certificateholder, who receives a copy of this prospectus supplement. Written requests may be addressed to Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, Attention: Head of Interest Rate Derivatives Marketing.

The Yield Maintenance Agreement Counterparty has not participated in the preparation of this prospectus supplement and has not reviewed and is not responsible for any information contained in this prospectus supplement, other than the information contained in the immediately preceding paragraphs.

The aggregate significance percentage (as calculated in accordance with Regulation AB Item 1115) of the Yield Maintenance Agreement is less than 10%. As set forth in the Yield Maintenance Agreement, the Yield Maintenance Agreement Counterparty may be replaced in certain circumstances, including if the aggregate significance percentage of the Yield Maintenance Agreement is equal to or greater than 10%.

The third bullet under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — General” on page S-23 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

•	the reserve account, including the right to receive the Additional Amount;

The first paragraph under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Book-entry Certificates” on page S-23 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The grantor trust certificates ("book-entry certificates") will initially be issued in fully registered form, with a denomination that equals the initial principal amount of the grantor trust certificates and will initially be registered in the name of Cede & Co.

The third bullet under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Available Funds” on page S-27 of the prospectus supplement shall be deleted in its entirety.

The second paragraph under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Distributions on the Grantor Trust Certificates” on page S-27 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

On each Distribution Date, the grantor trust trustee will withdraw the Available Funds from the Certificate Account and the amounts on deposit in the reserve account and apply them to pay the grantor trust certificates as follows:

(A)           to the Class A-1 Certificates, from amounts received on the Underlying Securities, and the reserve account deposit portion A and the reserve account deposit portion B and the Additional Amount, if any, received pursuant to the Yield Maintenance Agreement with respect to the related first and second Distribution Dates, in respect of interest accrued on such certificates during the related interest accrual period for that Distribution Date at a rate equal to 21.81025% per annum with respect to the first Distribution Date, 15.50% per annum with respect to the second Distribution Date and the weighted average of the pass-through rates of the Underlying Securities for each subsequent Distribution Date, in each case, on the Current Principal Amount of such certificates immediately prior to that Distribution Date, adjusted for any Distribution Date following the second Distribution Date for any net deferred interest allocated to the Underlying Securities for such Distribution Date as described in this prospectus supplement; and

(B)           to the Class A-1 Certificates, from remaining Available Funds received on the Underlying Securities, in reduction of the Current Principal Amount of such certificates, until the Current Principal Amount of such certificates has been reduced to zero.

The third paragraph under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Distributions on the Grantor Trust Certificates” on page S-27 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

With respect to the second Distribution Date, the remaining reserve account deposit portion B following distributions on such Distribution Date will be distributed to the Class A-1 Certificates on such Distribution Date as interest.

The fourth paragraph under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Distributions on the Grantor Trust Certificates” on page S-27 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The "Current Principal Amount" of the grantor trust certificates as of any Distribution Date will equal the certificates’ initial principal amount on the Closing Date, as reduced by all amounts distributed on previous Distribution Dates on the grantor trust certificates on account of principal, any realized losses allocated to the grantor trust certificates and the principal portion of Available Funds with respect to the second Distribution Date that is not distributed as principal to the grantor trust certificates, and increased by any net deferred interest added to the certificate principal balance of the Underlying Securities on the related Underlying Distribution Date (as described in the Underlying Offering Document).

The following shall be added to the end of the first sentence under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Calculation of Interest” on page S-28 of the prospectus supplement:

; provided that, interest accrued on the grantor trust certificates will be reduced by any net deferred interest allocated to the Underlying Securities on the related Underlying Distribution Date as described in this prospectus supplement.

The fourth paragraph under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Calculation of Interest” on page S-28 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The “First Available Funds Cap” is equal to (a) the sum of (i) the amount of Available Funds paid to the Underlying Securities on the first Underlying Distribution Date and (ii) the reserve account deposit portion A, divided by (b) the Current Principal Amount of the grantor trust certificates immediately prior to the first Underlying Distribution Date.

The fifth paragraph under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Calculation of Interest” on page S-28 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The “Second Available Funds Cap” is equal to (a) the sum of (i) the amount of Available Funds paid to the Underlying Securities on the second Underlying Distribution Date, (ii) the reserve account deposit portion B and (iii) any amounts received by the grantor trust trustee pursuant to the Yield Maintenance Agreement, divided by (b) the Current Principal Amount of the grantor trust certificates immediately prior to the second Underlying Distribution Date.

The paragraph under the caption “DESCRIPTION OF THE GRANTOR TRUST CERTIFICATES — Reserve Account” on page S-29 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

On the Closing Date, the Sponsor will deposit cash in an amount equal to approximately $500,000 into the reserve account. The amount on deposit in the reserve account will be specifically allocated to cover interest shortfalls, if any, on the grantor trust certificates with respect to the first two Distribution Dates resulting from the amount of funds collected from the Underlying Securities being less than the amount of interest accruing on the grantor trust certificates at the applicable Pass-Through Rate determined without regard to any net deferred interest allocated to the Underlying Securities (as described in the prospectus supplement and the Underlying Offering Document).

On the Closing Date, the Sponsor will agree to cause an amount equal to the excess, if any, of (i) the interest accrued during the Interest Accrual Period related to the second Distribution Date at a rate equal to 15.50% per annum on the Current Principal Amount of the grantor trust certificates immediately prior to such Distribution Date, over (ii) the sum of (a) the amount of Available Funds with respect to the second Distribution Date and (b) the reserve account deposit portion B (such excess, the “Additional Amount”) to be paid to the grantor trust trustee on the second Distribution Date, which obligation will be part of the reserve account and which payment will be made pursuant to a yield maintenance agreement evidencing the Sponsor’s obligation to be entered into between the grantor trust trustee and Bear Stearns Capital Markets Inc., for the benefit of the holders of the grantor trust certificates. On the Closing Date, the reserve account will also include the right to receive the Additional Amount described above. On the Closing Date, a portion of the amount initially deposited in the reserve account may be invested in a permitted investment designated by the depositor, which will mature on or before the first Distribution Date (such amount, together with the proceeds of such investment, if any, the “reserve account deposit portion A”), and a portion of the amount initially deposited in the reserve account may be invested in a permitted investment designated by the depositor, which will mature on or before the second Distribution Date (such amount, together with the proceeds of such investment and any remaining reserve account deposit portion A after the first distribution date, the “reserve account deposit portion B”). The grantor trust trustee will be required to deposit any amounts, if any, received pursuant to the Yield Maintenance Agreement into the reserve account for distribution to holders of the grantor trust certificates as described in this prospectus supplement. The reserve account deposit portion A will be used to cover the interest shortfalls described above for the first Distribution Date, and the reserve account deposit portion B and, to the extent insufficient, amounts received pursuant to the Yield Maintenance Agreement, if any, will be used to cover the interest shortfalls described above on the second Distribution Date. On the second Distribution Date, any remaining reserve account deposit portion B after the payment of interest owed on such Distribution Date will be distributed to the holders of the grantor trust certificates. Any remaining reserve account deposit portion A following the first Distribution Date will remain uninvested.

The following shall be added immediately before the caption “YIELD AND PREPAYMENT CONSIDERATIONS — General — Final Distribution Date” on page S-30 of the prospectus supplement:

Negative Amortization. On any Distribution Date, any net deferred interest on the underlying mortgage loans allocated to reduce the amount of accrued interest on the Underlying Securities will reduce the amount of interest accruing on the grantor trust certificates as described in this prospectus supplement. In addition, to the extent the certificate principal balance of the Underlying Securities is increased as a result of net deferred interest, the Current Principal Amount of the grantor trust certificates will be increased by such amount and the weighted average life of the grantor trust certificates will be extended.

The “and” at the end of clause (ix) under the caption “YIELD AND PREPAYMENT CONSIDERATIONS — Prepayment Assumptions” on page S-31 of the prospectus supplement shall be deleted in its entirety.The period at the end of clause (x) under the caption “YIELD AND PREPAYMENT CONSIDERATIONS — Prepayment Assumptions” on page S-31 of the prospectus supplement shall be replaced with a semicolon followed by the word “and” and the following shall be added:

(xi) there are no payments made with respect to the Additional Amount.

The paragraph under the caption “FEDERAL INCOME TAX CONSIDERATIONS — Taxation of Holders of Grantor Trust Certificates —Sales of Certificates” beginning on page S-40 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

Upon a sale or exchange of a grantor trust certificate, a holder will recognize gain or loss in an amount equal to the difference between the amount realized for such grantor trust certificate and the adjusted basis of such certificate, in each case, allocable to the Underlying Securities and the reserve account.  In the case of a grantor trust certificate held as a capital asset, such gain or loss generally should be capital gain or loss, except to the extent of accrued and unrecognized market discount, which will be treated as ordinary income, and, in the case of banks and other financial institutions, except as provided under Section 582(c) of the Code.   The adjusted basis of a grantor trust certificate generally will be an amount equal to its cost, increased by any income reported by the seller (including original issue discount and market discount income) and reduced (but not below zero) by any previously reported losses, any amortized premium and by any distributions with respect to the grantor trust certificate.  See “Federal Income Tax Consequences—Grantor Trust Funds—Sales of Grantor Trust Certificates” in the prospectus.

The following shall be added immediately before the caption “FEDERAL INCOME TAX CONSIDERATIONS — Grantor Trust Reporting” on page S-41 of the prospectus supplement:

Yield Maintenance Agreement.  As stated above, a holder of a grantor trust certificate will be treated for federal income tax purposes as owning, together with the Underlying Securities, an undivided interest in the reserve account, including the right to receive the Additional Amount pursuant to the Yield Maintenance Agreement, and accordingly be required to allocate a portion of its purchase price to such asset.  Although the federal income tax treatment of the Yield Maintenance Agreement is not entirely clear, payments received by a holder of a grantor trust certificate from the reserve account attributable to the Yield Maintenance Agreement should be treated as ordinary income, and the portion of any sales allocable to the Yield Maintenance Agreement should result in capital gain or loss.  Each holder of a grantor trust certificate is urged to consult its own tax advisor regarding the proper tax treatment of the Yield Maintenance Agreement and any payment received thereunder.

The first sentence of the first paragraph under the caption “FEDERAL INCOME TAX CONSIDERATIONS — Foreign Investors in Grantor Trust Certificates” beginning on page S-41 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

A holder of a grantor trust certificate that is not a United States person and that has no connection to the United States, other than its ownership of a grantor trust certificate, will not be subject to United States federal income or withholding tax in respect of the grantor trust certificates (although such treatment may not apply with respect to any payment from the Yield Maintenance Agreement), provided that the holder complies with applicable identification requirements.

The first sentence of the first paragraph under the caption “AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS” beginning on page S-46 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The sponsor, the issuing entity, Bear, Stearns & Co. Inc., the Yield Maintenance Agreement Counterparty and the depositor are affiliated parties. There are no affiliations between the sponsor, the depositor, the Yield Maintenance Agreement Counterparty or the issuing entity and the grantor trust trustee.

This supplement may be used to offer or sell the grantor trust certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Until 90 days after the date of this supplement, all dealers effecting transactions in the grantor trust certificates offered hereby, whether or not participating in this distribution, may be required to deliver a supplement, prospectus supplement and prospectus. This is in addition to the obligation of dealers to deliver a supplement, prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Bear, Stearns & Co. Inc.
The date of this supplement is November 26, 2007